EXHIBIT 99.1
Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102-8260

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY COMPLETES $2.2 BILLION SALE OF ASSETS IN EQUATORIAL GUINEA
OKLAHOMA CITY – June 3, 2008 – Devon Energy Corporation (NYSE: DVN) announced today that it has completed the previously announced sale of its oil and gas business in the African nation of Equatorial Guinea. The sale price was $2.2 billion before taxes, $1.7 billion after taxes. The buyer is GEPetrol, the national oil company of Equatorial Guinea. The effective date of the sale was January 1, 2008.
“Equatorial Guinea was the most significant asset in our $3 billion African divestiture program,” commented John Richels, Devon’s President. “We are very pleased with the results of the program and expect to complete the remaining approximately $250 million in transactions in the third quarter.”
The divested properties in Equatorial Guinea include estimated proved reserves of 55 million barrels of oil. Devon’s share of production from the properties was about 20,000 barrels of oil per day.
Estimated proved reserves and production attributable to Devon’s African divestiture properties are accounted for as discontinued operations. In accordance with accounting for discontinued operations, proved reserves in Africa were not included in Devon’s companywide proved reserves at December 31, 2007. Likewise, oil and gas production from Africa is not included in Devon’s companywide production volumes.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit http://www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.
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